Exhibit 99.1

NEWS RELEASE
Contact: Greg Nulty, Corporate Communications / Office: 412-820-1465
Golden Gate Capital to Acquire Tollgrade Communications
PITTSBURGH — February 22, 2011 — Tollgrade Communications, Inc. (NASDAQ: TLGD) announced today that it has signed a definitive merger agreement to be acquired by an affiliate of Golden Gate Capital in an all-cash transaction valued at approximately $137 million. Tollgrade is a leading provider of network service assurance solutions for telecommunications operators in the United States and Europe. Golden Gate Capital is a San Francisco-based private equity firm with more than $9 billion of capital under management.
Under the terms of the transaction, Tollgrade shareholders will receive $10.10 in cash per common share. The transaction has been approved by the Tollgrade board of directors and is subject to Tollgrade shareholder approval and other customary closing conditions. The transaction is expected to close in the second quarter of 2011. As a result of the transaction, Tollgrade’s common stock would no longer be traded on the NASDAQ market. Piper Jaffray & Co. advised Tollgrade and rendered a fairness opinion in connection with the transaction.
“Today’s announcement provides an outstanding opportunity for all of our key stakeholders,” said Ed Kennedy, Tollgrade’s President and CEO. “For our shareholders, the agreement provides full liquidity at a price within 1 percent of Tollgrade’s three-year high closing stock price reached on February 16, 2011. In addition, the agreement price represents a 29 percent premium to Tollgrade’s closing stock price on September 1, 2010 — the day we began the process of exploring the company’s strategic alternatives with the assistance of Piper Jaffray. For our customers and employees, the proposed transaction provides a bright future for Tollgrade and a strong foundation to support new growth initiatives such as our emerging smart grid business. We look forward to our relationship with Golden Gate Capital, and we are confident that their proven track record of growing businesses, both organically and through acquisitions, and their expertise and global resources, will greatly benefit our customers, partners and employees.”
“We are pleased to have the opportunity to invest in a company with a market-leading position in the service assurance market,” said John Knoll, Managing Director of Golden Gate Capital. “Tollgrade has built an organization of seasoned industry veterans and technology experts, some of whom have helped build the largest networks in the country, to provide the service-quality benchmarks the major communications service providers and utilities expect and rely on today. We are looking forward to working with the management team in taking the company to its next stage of growth and leadership.”
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road
Cheswick, PA 15024
www.tollgrade.com

Tollgrade will host a conference call to discuss earnings results for the fourth quarter and full year 2010 on Thursday, February 24, 2011 at 4:30 p.m. EST. The telephone number for U.S. participants is +1-888-338-8373 (International: +1-973-872-3000). Please reference Tollgrade Fourth Quarter 2010 Results Conference Call.
About Tollgrade
Tollgrade Communications, Inc. (NASDAQ:TLGD) is a leading provider of network assurance solutions for the telecommunications and utilities industries. Tollgrade’s telecommunication products and solutions enable communication service providers to efficiently manage their access networks in an age of increased competition, continually evolving technology, and ongoing pressure to reduce costs while its real-time Smart Grid Monitoring solutions allow utility customers to continuously detect key circuit parameters, and communicate mission critical data wirelessly to a central location to provide Continuous Grid Intelligence™. For more information, visit Tollgrade online at www.tollgrade.com.
About Golden Gate Capital
Golden Gate Capital is a San Francisco-based private investment firm with approximately $9 billion of capital under its management. The firm’s charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including corporate divestitures, leveraged buyouts and recapitalizations. For additional information, visit www.goldengatecap.com.
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Forward Looking Statements
This Press Release contains “forward-looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the proposed transaction between Tollgrade Communications, Inc. (the “Company”) and an affiliate of Golden Gate Capital. The Company cautions readers that such “forward-looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward-looking statements,” and the estimates and assumptions associated with them, at any time or for any reason. Important factors that could cause actual results to differ materially include the timing of consummating the proposed transaction, the risk that one or more conditions to closing of the proposed transaction may not be satisfied, the risk of litigation relating to the transaction, and the risk that the transaction may not be approved by the Company’s shareholders. Any number of factors that could cause actual events or results to differ materially from those contained in the “forward-looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2009 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.